Exhibit 10.61
GE Commercial Finance
Healthcare Financial Services
Life Science Finance
1901 Main Street, 7th Floor
Irvine, CA 92614
949-477-1518/FAX: 866-288-7998
February 1, 2006
1st revision (changes underlined)
CONFIDENTIAL LOAN PROPOSAL FOR:

Cytokinetics, Inc.

Submitted By: Todd Cortell

Cytokinetics, Inc.

Mary Rogers
Director of Financial Planning & Analysis
Cytokinetics, Inc.
280 East Grand Avenue
South San Francisco, CA 94080
Dear Ms. Rogers:
     General Electric Capital Corporation (“GE Capital”) has reviewed the information provided by you in connection with the requested financing for Cytokinetics, Inc. (referred to as “Cytokinetics” or the “Company”). Based on the review to date and subject to the timely receipt of a signed copy of this proposal letter as indicated below, GE Capital is pleased to consider arranging and providing a $5,000,000 financing (the “Financing”) as outlined in the attached Term Sheet incorporated herein by reference, subject to the general terms and conditions in this proposal letter and the Term Sheet.
     GE Capital is one of the largest and most diversified financial services companies in the world with assets exceeding $300 billion and operations in over 45 countries. We have been actively providing equipment financing for Life Science companies for over a decade and it is our privilege to be a financial partner to hundreds of Life Science companies.
     This proposal letter, including the attached Term Sheet (together, the “Proposal”), is being provided to the Company on a confidential basis and is merely an indication of interest regarding the Financing transaction on the general terms and conditions outlined below and should not be construed as a commitment. GE Capital may change the terms of this Proposal or cease future consideration of the Financing at any time in its sole discretion. The attached Term Sheet summarizes only the principal terms and conditions under which the proposed Financing will be considered and does not purport to set forth all of the terms and conditions applicable to such Financing, which terms and conditions will be fully contained in the final documentation.
     The Company may not use this Proposal to solicit other offers or to modify, renegotiate or otherwise improve the terms and conditions of any other offer heretofore or hereafter received by the Company but is not restricted from making any disclosure or dissemination of the United States federal income tax structure or aspects of the transactions contemplated by this proposal or any documents executed pursuant to this Proposal. Further, each of GE Capital and the Company acknowledges that it has no proprietary rights to any United States federal income tax elements or structure of this Proposal. In addition, the Company shall not, except as required by law, use the name of, or refer to GE Capital, in any correspondence, discussions, advertisement, press release or disclosure made in connection with the Financing without the prior written consent of GE Capital.
     By signing below, the Company acknowledges the terms and conditions of this Proposal. Upon receipt of the executed Proposal, GE Capital shall commence the investment and credit approval process. Before funding can take place, all proper documentation of title and UCC releases from other lenders shall be in place and approved by GE Capital. We thank you for your consideration and look forward to working with you toward completing this transaction.

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Cytokinetics, Inc.

     I would appreciate the opportunity to discuss this proposal with you at your earliest convenience. Please do not hesitate to contact me at 949-477-1518 if you have any questions or if I may be of further assistance.
Sincerely,
Todd Cortell
Vice President — Account Manager
PROPOSAL ACCEPTED BY:
Cytokinetics, Inc.

Name:	/s/ Sharon Surrey-Barbari

Title:	SVP of Finance & CFO

Date:	3/16/06

Federal Tax ID#:

Email Address:

Contact Name for Inspection:	Phone #:

CONFIDENTIAL GE Commercial Finance Healthcare Financial Services Life Science Finance v.6_10-14-05	3	2/1/2006

Cytokinetics, Inc.

Term Sheet

Transaction:	Loan

Borrower:	Cytokinetics, lnc.

Lender:	General Electric Capital Corporation its affiliates or its assignee (“GE Capital”)

Loan Amount:	Up to $5,000,000

Equipment (Collateral):	All “collateral” described in the Master Security Aqreement between the parties dated February 2, 2001, as amended January 1, 2005 (the “MSA”), in accordance with the concentration requirements set forth in the Equipment Concentration Rider in the attached Addendum A. All such Equipment must be acceptable to GE Capital and located at Company owned or leased facilities within the continental United States.

Additional Consideration:	Borrower shall provide Lender with a security deposit in the amount of fifty percent (50.0%) of the Loan Amount (required at the time of funding a Schedule). Lender shall reduce the security deposit to fifty percent (50.0%), and pay annual interest of 3%, of the outstanding principal balance semi-annually on January 1st and July 1st until the loan expires.

Loan Term and Payment:	60 months of Principal and Interest at 1.989569% of financed cost (Payment Factor), paid monthly in arrears for each loan schedule, based on an interest rate of 7.20%.

Anticipated Funding Period:	By December 31, 2006

Line Mechanics:	Minimum fundings will be $50,000.

Equipment with invoice dates older than 90 days will be subject to appropriate discount.

Amortization begins on the start date, which is the first day of the month following the funding date. Interim interest will be charged for any period between the funding date and the start date.

Financial Covenants:	None

Funding Frequency:	Equipment that is financed within 90 days of the invoice date is considered new. Equipment that is older than 90 days will be financed based on the standard LSTF Depreciation Guidelines per the table below:

	Days from Invoice Date to Funding Date
	0-120 days	120-150	Increment per 30 day period
Lab & Scientific	0	10%	2.50%
Computers, Furniture & Fixtures	0	12%	3%

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GENERAL TERMS AND CONDITIONS
Our proposal contains the following provisions and the Loan Payments we propose are specifically based upon these provisions and our assumptions.
1.	Maintenance and Insurance: All maintenance and insurance (fire and theft, extended coverage and liability) are the responsibility of the Company. Company will be responsible for maintaining in force, all risk damage, and liability insurance in amounts and coverages satisfactory to GE Capital.

2.	Documentation: Standard GE Capital Master Loan and Schedule Documentation for this type of Loan (“Loan Documents”). Any changes to the Loan Documents must be approved by GE Capital legal counsel.

3.	Indexing: The Interest Rate, Payment Factor and corresponding Loan Payments are based on the Federal Reserve’s 5 year Treasury Constant Maturities Rate (H.15/ “Treasury Rate”) as of January 30, 2006, currently 4.46% and will be adjusted effective as of the date of funding of any Financing to reflect any increases or decreases in the Treasury Rate.

4.	Transaction Costs: By execution and return of this proposal letter, the Company will be responsible for (i) all of its closing costs, (ii) all out of pocket fees and expenses incurred by GE Capital in connection with the Financing under consideration including, without limitation, actual out-of-pocket expenses associated with engagement of outside counsel, UCC searches and filings costs, inspection and appraisal fees and similar costs, and (iii) the Company waives any right to a jury trial in any action or proceeding brought against GE Capital. The Company will indemnify and hold harmless GE Capital and its affiliates, officers, directors, employees and agents (each, an “Indemnified Person”) against all claims, costs, damages, liabilities and expenses (each, a “Claim”) that may be incurred by or asserted against any of them in connection with this Term Sheet and proposal or the matters contemplated herein, except to the extent arising from the negligence, gross negligence, willful misconduct or failure to comply with applicable law by any Indemnified Person. The foregoing indemnification obligation is subject to the following: GE Capital will promptly notify the Company in writing of any Claim in respect of which any lndemnified Person intends to claim such indemnification. GE Capital will permit, and will cause each lndemnified Person seeking indemnification hereunder to permit, the Company at its discretion to settle any such Claim, and GE Capital agrees, on its own behalf and on behalf of each lndemnified Person, to the complete control of such defense or settlement by the Company. Notwithstanding the foregoing, the Company will not enter into any settlement that would adversely affect such lndemnified Person’s rights hereunder or impose any obligations on such lndemnified Person in addition to those set forth herein in order for it to exercise such rights without such lndemnified Person’s prior written consent, which will not be unreasonably withheld or delayed. No such action, claim or other matter will be settled without the prior written consent of the Company, which will not be unreasonably withheld or delayed. Such lndemnified Person will cooperate fully with the Company and its legal representatives in the

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investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Section. The Indemnified Person will have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense. The Company will not be responsible for any attorneys’ fees or other costs incurred other than as provided herein.
5.	Electronic Payment System: GE Capital’s standard payment collection method is through an electronic payment system. An enrollment form will be provided with the Loan Documents.

6.	Confidentiality: This proposal letter is being provided to the Company on a confidential basis. Except as required by law, this proposal nor its contents, nor any communications or information shared between the parties, may be disclosed, except to individuals who are the each party’s respective officers, employees or advisors who have a need to know of such matters and then only on the condition that such matters remain confidential. In addition, none of such persons shall, except as required by law, use the name of, or refer to the other party, in any correspondence, discussions, advertisement, press release or disclosure made in connection with the transaction contemplated herein without the prior written consent of such other party.

7.	Expiration: This proposal will expire March 17, 2006, if not accepted prior to that date.

8.	Other Conditions: This proposal expresses GE Capital’s willingness to seek internal approval for the transaction contemplated herein. By signing and returning this letter both parties acknowledge that: The above proposed terms and conditions do not constitute a commitment by GE Capital, (ii) GE Capital’s senior management may seek changes to the above terms and conditions, and (iii) GE Capital may decline further consideration of this transaction at any point in the approval process. GE Capital’s agreement to fund the proposed transaction remains subject to and would be preceded by completion of a legal and business due diligence, as well as collateral and credit review and analysis, all with results satisfactory to GE Capital and the closing of and initial funding under such transaction would be conditioned upon the prior execution and delivery of final legal documentation and all conditions precedent acceptable to GE Capital and its counsel and no Material Adverse Change as defined in Amendment NO.1 to the MSA dated January 1, 2005. For transactions that contemplate more that one funding, GE Capital’s obligation to make each such subsequent funding would be subject to confirmation that no Material Adverse Change has occurred.

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AUTHORIZATION FOR RELEASE OF INFORMATION
The undersigned hereby authorizes past and present depositing institutions, creditors, vendors suppliers of the undersigned to provide such information pertaining to any loans, leases, lines credit, account balances, and payment histories of the undersigned to General Electric Capital Corporation as it may request.

Cytokinetics, Inc.

By:	/s/ Sharon Surrey-Barbari

Title:	SVP of Finance & CFO

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Addendum A — Expected Equipment Composition
By end of term:

Equipment Class	Amount	Concentration Requirement

Laboratory & scientific equipment:	$3,500,000	Minimum of 80%

Lab and office furniture, office equipment, & similar:	$500,000	Maximum of 10%

Computers, networking equipment, & similar:	$500,000	Maximum of 20%

Soft costs (software, tax, freight & similar):	$500,000	Maximum of 10%

Total	$5,000,000	100%

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